EXHIBIT 4.10

YELLOW ROADWAY CORPORATION

2004 LONG-TERM INCENTIVE AND EQUITY AWARD PLAN

Exhibit 4.10

YELLOW ROADWAY CORPORATION

2004 LONG-TERM INCENTIVE AND EQUITY AWARD PLAN

1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1 “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly.

1.2 “Agreement” means a written agreement or other document evidencing an Award that shall be in such form as the Committee may specify. The Committee in its discretion may, but need not, require a Participant to sign an Agreement.

1.3 “Automatic Adjustment Event” means a change in the outstanding Common Stock by reason of a stock dividend, stock split, or reverse stock split.

1.4 “Award” means a grant of:

(a) an Option;

(b) a SAR;

(c) Restricted Stock;

(d) a Restricted Stock Unit;

(e) a Performance Award; or

(f) an Other Stock-Based Award.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Committee” means the committee(s), subcommittee(s), or person(s) the Board appoints to administer this Plan or to make or administer specific Awards hereunder. If no appointment is in effect at any time, “Committee” means the Compensation Committee of the Board. Notwithstanding the foregoing, “Committee” means the Board for purposes of granting Awards to Non-Employee Directors and administering this Plan with respect to those Awards, unless the Board determines otherwise.

1.8 “Common Stock” means the Company’s common stock, par value $1.00 per share.

1.9 “Company” means Yellow Roadway Corporation and any successor thereto.

1.10 “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option or SAR in accordance with the terms of Section 8.

1.11 “Date of Grant” means the date on which an Award is granted under this Plan.

1.12 “Eligible Person” means any person who is:

(a) an Employee;

(b) hired to be an Employee;

(c) a Non-Employee Director; or

(d) a consultant or independent contractor to the Company or an Affiliate.

1.13 “Employee” means any person that the Committee determines to be an employee of the Company or an Affiliate.

1.14 “Exercise Price” means the price per Share at which an Option may be exercised.

1.15 “Fair Market Value” means an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose. Unless the Committee determines otherwise, if the Common Stock is traded on a securities exchange or automated dealer quotation system, fair market value shall be the last sale price for a Share, as of the relevant date, on such securities exchange or automated dealer quotation system as reported by such source as the Committee may select.

1.16 “Incentive Stock Option” means an Option granted under this Plan that the Committee designates as an incentive stock option under Section 422 of the Code.

1.17 “Non-Employee Director” means any member of the Company’s or an Affiliate’s Board of Directors who is not an Employee.

1.18 “Nonqualified Stock Option” means an Option granted under this Plan that is not an Incentive Stock Option.

1.19 “Option” means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

1.20 “Option Period” means the period during which an Option may be exercised.

1.21 “Other Stock-Based Award” means an Other Stock Based Award as defined in Section 13.

1.22 “Participant” means an Eligible Person who has been granted an Award hereunder.

1.23 “Performance Award” means a performance award granted under this Plan in accordance with the terms of Section 11.

1.24 “Performance Goals” means performance goals that the Committee establishes, which may be based on:

(a) accounts receivable targets;

(b) satisfactory internal or external audits;

(c) achievement of balance sheet or income statement objectives;

(d) cash flow (including operating cash flow and free cash flow);

(e) customer satisfaction metrics and achievement of customer satisfaction goals;

(f) dividend payments;

(g) earnings (including before or after taxes, interest, depreciation, and amortization);

(h) earnings growth;

(i) earnings per share;

(j) economic value added;

(k) expenses;

(l) improvement of financial ratings;

(m) internal rate of return;

(n) market share;

(o) net asset value;

(p) net income;

(q) net operating gross margin;

(r) net operating profit after taxes (“NOPAT”);

(s) net sales growth;

(t) NOPAT growth;

(u) operating income;

(v) operating margin;

(w) comparisons to the performance of other companies;

(x) pro forma income;

(y) regulatory compliance;

(z) return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the Company’s cost of capital);

(aa) revenues;

(bb) sales;

(cc) stock price (including growth measures and total stockholder return);

(dd) comparison to stock market indices;

(ee) implementation or completion of one or more projects or transactions;

(ff) working capital; or

(gg) any other objective goals that the Committee establishes.

Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as the Committee may specify.

1.25 “Plan” means this Yellow Roadway Corporation 2004 Long-Term Incentive and Equity Award Plan, as amended from time to time.

1.26 “Related Option” means an Option in connection with which, or by amendment to which, a SAR is granted.

1.27 “Related SAR” means a SAR granted in connection with, or by amendment to, an Option.

1.28 “Restricted Stock” means Shares granted under this Plan pursuant to the provisions of Section 9.

1.29 “Restricted Stock Units” means an award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to the provisions of Section 10.

1.30 “SAR” means a stock appreciation right granted under this Plan in accordance with the terms of Section 7.

1.31 “Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.32 “Share” means a share of Common Stock.

1.33 “Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.34 Construction. Unless the context expressly requires the contrary, references in this Plan to (a) the term “Section” refers to the sections of this Plan, and (b) the word “including” means “including (without limitation).”

2. Purpose. This Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, any exceptions to nontransferability, and any Performance Goals applicable to Awards. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of this Plan, the Committee shall have plenary authority to interpret this Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of this Plan and Awards granted hereunder. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final. The Committee may delegate its authority under this Section 3 and the terms of this Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

4. Eligibility. Awards may be granted only to Eligible Persons.

5. Stock Subject to Plan.

5.1 Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued under this Plan is 3.0 million Shares, plus (a) the number of Shares (not to exceed 0.43 million shares) authorized but not issued under the Yellow Corporation Directors’ Stock Compensation Plan, the Yellow Corporation 2002 Stock Option and Share Award Plan, or the Yellow Corporation 1999 Stock Option Plan and (b) the number of Shares, if any, delivered to the Company as payment of the Exercise Price of Options. Shares issued under this Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions or otherwise. The number of Shares authorized for issuance under this Plan shall be decreased by two Shares for each Share issued pursuant to Awards that are Restricted Stock, Restricted Stock Units, Performance Awards or Other Stock-Based Awards (any of the foregoing Awards are “Full Value Awards”).

5.2 Maximum Grant. Subject to adjustment as provided in Section 14, the maximum number of Shares with respect to which an Employee may be granted Awards under this Plan during any calendar year is 1.0 million Shares. The maximum number of Shares with respect to which an Employee has been granted Awards shall be determined in accordance with Section 162(m) of the Code.

5.3 Adjustments to Number of Shares. If shares of Restricted Stock are forfeited or if an Award (including a Full Value Award) otherwise terminates, expires, or is settled without all or a portion of the Shares covered by the Award being issued (including Shares not issued in order to satisfy withholding taxes), the forfeited or unissued Shares under the terminated, expired, or settled Award shall again be available for the grant of Awards under this Plan. In the case of Full Value Awards, the number of Shares that again become available for the grant of Awards under this Plan shall reflect the last sentence of Section 5.1, so that, by way of example, if ten shares of Restricted Stock are forfeited, twenty Shares shall again be available for the grant of Awards, subject to the last sentence of Section 5.1.

6. Options.

6.1 Types of Option Grants. Options granted under this Plan shall be either Incentive Stock Options or Nonqualified Stock Options, as the Committee designates; provided, that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees on the Date of Grant. Each Option granted under this Plan shall be identified either as a Nonqualified Stock Option or an Incentive Stock Option, and each Option shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify. The Committee may, in its discretion, condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.

6.2 Exercise Price. The Exercise Price of an Option granted under this Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Shareholder, the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.

6.3 Option Exercise Period. The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement; provided, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

6.4 Surrender of Option. The Participant shall have the right to surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon the surrender, without any payment to the Company (other than required tax withholding amounts paid in accordance with Section 20) that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (a) the Fair Market Value on the date of surrender, over (b) the Exercise Price, plus an amount of cash equal to the fair market value of any fractional Share to which the Participant would be entitled but for the parenthetical above relating to whole number of Shares.

7. SARs.

7.1 Terms and Conditions of SAR. A SAR granted under this Plan shall be evidenced by an Agreement specifying the terms and conditions of the Award.

7.2 Grant of SAR. A SAR may be granted under this Plan:

(a) in connection with, and at the same time as, the grant of an Option under this Plan;

(b) by amendment of an outstanding Option granted under this Plan; or

(c) independently of any Option granted under this Plan.

A SAR described in clause (a) or (b) of the preceding sentence is a Related SAR. A Related SAR may, in the Committee’s discretion, apply to all or any portion of the Shares subject to the Related Option.

7.3 Exercise of SAR. A SAR may be exercised in whole or in part as provided in the applicable Agreement. Subject to the terms of the Agreement, a SAR entitles a Participant to receive, upon exercise and without payment to the Company (but subject to required tax withholding), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having an aggregate Fair Market Value as of the Date of Exercise not to exceed the number of Shares subject to the portion of the SAR exercised multiplied by an amount equal to the excess of:

(a) the Fair Market Value on the Date of Exercise of the SAR; over

(b) either (i) the Fair Market Value on the Date of Grant (or such amount in excess of the Fair Market Value as the Committee may specify) of the SAR if it is not a Related SAR, or (ii) the Exercise Price as provided in the Related Option if the SAR is a Related SAR.

7.4 SAR Exercise Period. The Committee shall determine the period during which a SAR may be exercised, which period shall be specifically set forth in the Agreement; provided, that:

(a) a SAR will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related SAR, the expiration of the Related Option; and

(b) a Related SAR that is related to an Incentive Stock Option may be exercised only when and to the extent the Related Option is exercisable.

7.5 Share Adjustment with Related SAR or Related Option. The exercise, in whole or in part, of a Related SAR shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related SAR is exercised. The exercise, in whole or in part, of a Related Option shall cause a reduction in the number of Shares subject to the Related SAR equal to the number of Shares with respect to which the Related Option is exercised.

8. Exercise of Options and SARs.

8.1 Methods of Exercise. An Option or SAR may be exercised, in whole or in part and subject to the terms of the applicable Agreement evidencing the Award, by the Participant’s delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by:

(a) the Participant’s full payment for the Shares with respect to which the Option is exercised; or

(b) to the extent provided in the applicable Agreement or otherwise authorized by the Committee,

(i) for Participants other than the Company’s designated executive officers and directors, payment may be effected by irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option (a broker-assisted cashless exercise); or

(ii) payment may be made by delivery (including constructive delivery) of unencumbered Shares (provided that if the Shares were acquired pursuant to another option or other award granted under this Plan or under any other compensation plan maintained by the Company or any Affiliate, the Shares shall have been held for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.

9. Restricted Stock Awards. Each grant of Restricted Stock under this Plan shall be subject to an Agreement, stock certificate transfer legend, or stop transfer instructions to the Company’s stock transfer agent, specifying the terms and conditions of the Award. Restricted Stock granted under this Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify. The terms and conditions may provide, in the discretion of the Committee, for the lapse of transfer restrictions or forfeiture provisions to be accelerated or contingent upon the achievement of one or more specified Performance Goals.

10. Restricted Stock Unit Awards. Each grant of Restricted Stock Units under this Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares to a Participant at such time(s) as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify, including terms that condition the issuance of Shares upon the achievement of one or more specified Performance Goals.

11. Performance Awards. Each Performance Award granted under this Plan shall be evidenced by an Agreement that (a) provides for the payment of cash or issuance of Shares, Options, or SARs contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify. For purposes of Section 5.2, a Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year shall not exceed $5 million.

12. Dividends and Dividend Equivalents. The terms of an Award may, subject to such terms and conditions as the Committee may specify, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares covered by the Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee.

13. Other Stock-Based Awards. The Committee may in its discretion grant stock-based awards of a type other than those otherwise provided for in this Plan, including the issuance or offer for sale of unrestricted Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall cover such number of Shares and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

14. Capital Events and Adjustments.

14.1 Automatic Adjustments. Unless otherwise determined by the Committee on or prior to the date of an Automatic Adjustment Event, upon the occurrence of an Automatic Adjustment Event, each of the following shall, automatically and without need for Committee action, be proportionately adjusted:

(a) the number of Shares subject to outstanding Awards;

(b) the per Share Exercise Price of Options and the per Share base price upon which payments under SARs that are not Related SARs are determined;

(c) the aggregate number Shares as to which Awards thereafter may be granted under this Plan; and

(d) the maximum number of Shares with respect to which an Employee may be granted Awards during any calendar year.

14.2 Discretionary Adjustments. Subject to Section 14.1, in the event of any change in the outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, as it deems equitable in its discretion, provide for a substitution for or adjustment in:

(a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards;

(b) the Exercise Price of Options and the base price upon which payments under SARs that are not Related SARs are determined;

(c) the aggregate number and class of securities for which Awards thereafter may be granted under this Plan; and

(d) the maximum number of securities with respect to which an Employee may be granted Awards during any calendar year.

Any provision of this Plan or any Agreement to the contrary notwithstanding, in the event of a merger or consolidation to which the Company is a party, the Committee shall take such actions, if any, as it deems necessary or appropriate to prevent the enlargement or diminishment of Participants’ rights under this Plan and Awards granted hereunder, and may, in its discretion, cause any Award granted hereunder to be canceled in consideration of a cash payment equal to the fair value of the canceled Award, as the Committee determines in its discretion.

15. Deferrals. The Committee may permit or require a Participant to defer the Participant’s receipt of Shares or cash that would otherwise be due to the Participant pursuant to the terms of an Award upon such terms and conditions as the Committee may establish.

16. Termination or Amendment. The Board may amend or terminate this Plan in any respect at any time; provided, that after the stockholders of the Company have approved this Plan, the Board shall not amend or terminate this Plan without approval of (a) the Company’s stockholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, requires stockholder approval of the amendment, and (b) each affected Participant if the amendment or termination would adversely affect the Participant’s rights or obligations under any Award granted prior to the date of the amendment or termination.

17. Modification, Substitution of Awards.

17.1 Modification of Awards; No Reduction in Exercise Price. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards; provided, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under the Award, and (b) subject to Section 14, in no event may (i) an Option be modified to reduce the Exercise Price of the Option, (ii) a SAR be modified to reduce the applicable Exercise Price (in the case of a Related SAR) or base price (in the case of other SARs), or (iii) an Option or SAR be cancelled or surrendered in consideration for the grant of a new Option or SAR with a lower Exercise Price or base price.

17.2 Substitution of Awards. Anything contained herein to the contrary notwithstanding, Awards may, in the Committee’s discretion, be granted under this Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Substitute Awards granted hereunder shall not be counted toward the Share limit imposed by Section 5.2, except to the extent the Committee determines that counting those Awards is required for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

18. Foreign Employees. Without amendment of this Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Affiliates operates or has employees.

19. Stockholder Approval. This Plan and any amendments to the Plan requiring stockholder approval pursuant to Section 16 are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.

20. Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state, local and foreign tax withholding requirements. In accordance with such rules as the Committee may prescribe, a Participant may satisfy any withholding tax requirements by one or any combination of the following means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold Shares otherwise issuable to the Participant; or

(c) delivering to the Company already-owned and unencumbered Shares.

21. No Loans. Notwithstanding any other provision of this Plan to the contrary, no loans will be permitted by the Company to the Company’s designated executive officers and directors, including without limitation a loan in conjunction with the exercise of an Option or SAR and a transaction structured as a broker-assisted cashless exercise.

22. Term of Plan. Unless the Board terminates this Plan pursuant to Section 16 on an earlier date, this Plan shall terminate on the date that is ten years after the earlier of that date that the Board adopts this Plan or the Company’s stockholders approve this Plan, and no Awards may be granted after that date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

23. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or Committee, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if those members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

24. General Provisions.

24.1 No Legal or Equitable Rights Conferred. The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan. Participation in this Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

24.2 Power of Company to Issue Awards or Adopt Other Plans. Neither the adoption of this Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

24.3 Non-Transferability of Awards. The interests of any Eligible Person under this Plan or Awards granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered, except to the extent provided in an Agreement.

24.4 Governing Law. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles.

24.5 Award Restrictions. The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that the person is acquiring the Shares without a view to distribution thereof. The certificates for the Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on certificates for Shares to make appropriate reference to the restrictions.

24.6 Regulatory Approvals and Compliance with Securities Laws. The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under this Plan, or record any person as a holder of record of Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law the Committee deems applicable.

24.7 Non-certificated Awards; No Fractional Shares. To the extent that this Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to this Plan or any award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.